LOAN EXTENSION AGREEMENT

This Loan Extension Agreement (this "Agreement") is effective as of **November 30, 2023,** and is by and between **Conventus LLC, a California limited liability company** ("Lender"), holder of all beneficial interest in the Note and Security Instrument described below; **Landa Holdings, Inc., a Delaware corporation** ("Guarantor"), and **Landa App 3 LLC, a Delaware limited liability company** ("Borrower") the fee owner of the real property commonly known as **24 Ditmars Street, Brooklyn, New York, 11221** (the "Property").

Hereinafter, the Borrower, Guarantor, and Lender shall be referred to individually as the "Party" and together as the "Parties."

RECITALS

A. Lender made a loan to the Borrower in the original principal amount of (**$1,277,500.00**) (the "Loan") pursuant to the terms of that certain Promissory Note Secured by Deed of Trust dated**,** executed by the Borrower to the order of Lender (the "Note"). The Note is secured by that certain Deed of Trust, Assignment of Leases and Rents, Fixture Filing, and Security Agreement dated, September 22, 2022 ("Security Instrument"). The current maturity date of the Note is March 1, 2024 (the "Maturity Date"), and the unpaid principal balance and accrued interest are due and payable to Lender on such date.

B. The Loan is guaranteed by the Guarantor, pursuant to that certain Limited Recourse Guaranty dated of even date as the Note (the "Guaranty").

C. The Note, Security Instrument, First Extension, Guaranty, and all other loan documents signed in connection with the Loan are collectively referred to herein as the "Loan Documents."

D. Accordingly, Borrower, Guarantor, and Lender have agreed to extend the terms of the Loan as set forth below.

AGREEMENT

1. Reaffirmation of Obligations.

1.1. Borrower promises to pay the indebtedness evidenced by the Note, as herein extended and/or modified, and to perform each **and** all of the conditions and covenants required to be performed by Borrower pursuant to this Agreement and the Loan Documents. Borrower further represents and warrants that it has no defenses or claims against Lender that would or might affect the enforceability of the Loan, including this Agreement, and that the Loan and documents that were executed in connection therewith remains in full force and effect, unless specifically modified herein.

1.2. Guarantor hereby agrees that all of its obligations and liabilites under the Loan Documents to which it is a party remain in full force and effect on a continuous basis after giving effect to this Agreement.

2. Unpaid Principal Balance of Loan. Borrower and Guarantor each understands, acknowledges, and agrees that as of **April 02, 2024**, the unpaid principal balance of the Loan is $**1,277,500.00**, exclusive of accrued and unpaid interest, late charges, attorneys' fees and costs, and other fees and costs pursuant to the terms of the Loan.

3. Extension of Loan Terms.

3.1 Extension of Maturity Date. The Maturity Date of the Note shall be extended to **June 1, 2024**, and any reference to the Maturity Date in the Note and the Security Instrument shall hereafter mean

such date. Borrower shall continue to make monthly payments beginning on **April 1, 2024,** and continuing the 1st of each month thereafter until the Maturity Date, in accordance with the terms of the Note. Such payments shall continue until the entire indebtedness evidenced by the Note and this Agreement, including all accrued and unpaid interest and fees are fully paid, with all amounts due and payable on the Maturity Date (as herein extended).

4. **Conditions Precedent**. The following are conditions precedent to the effectiveness of this Agreement and unless all are satisified on or before **April 17, 2024**, Lender, in its sole and absolute discretion, can deem this agreement null and void:

4.1. **Fees & Costs of Loan Extension**. Borrower has agreed to pay the fees and costs associated with this Agreement, inclusive of any required endorsements to Lender's title insurance policy; the recording fees charged by the county; notary fees; all escrow fees inclusive of messenger and handling fees; title fees; an extension fee of **$12,775.00** payable to Lender on or before the consummation of this Agreement.

4.2. **Payment of Property Taxes**. Borrower shall deliver to Lender written documentation confirming that the property taxes are current and that there are no outstanding property taxes due.

4.3. **Evidence of Insurance**. Borrower must deliver to Lender, or to Lender's agent, a copy of the updated hazard insurance policy on the Property which names Lender as a mortgagee to the satisfaction of Lender. The hazard insurance must cover the replacement value of the improvements on the Property.

4.4. **Compliance with Loan**. Borrower shall pay all loan payments that have come due as of the date of this Agreement.

4.5. **No Further Liens Recorded**. Borrower represents and warrants to the Lender that there have been no further encumbrances or liens recorded against the Property, including but not limited to, mechanic's liens. Unless otherwise expressly waived by Lender in writing, Borrower shall provide Lender with copies of lien releases and evidence of payment to any person or entity that provided services or labor for any construction related work at the Property.

5. **Reaffirmation of Business Purpose of Loan**. Borrower represents and warrants to Lender that the proceeds distributed to Borrower under the Note were used solely for business, commercial investment, or similar purposes, and that no portion of the funds were used for personal, family, or household purposes.

6. **Reaffirmation of Non-Owner Occupancy**. Borrower and Guarantor represent and warrant to Lender that the Property that will secure this loan is not and will not be used as the principal residence of any party to the loan including any affiliates, members, or relatives of Borrower or Guarantor; furthermore, Borrower and Guarantor have no intention of ever making the Property their principal residence.

7. **Confirmation of Property and Security Instrument**. Borrower hereby acknowledges, agrees, and confirms that all obligations of Borrower to Lender under the Note are secured by a perfected first-priority security interest in the Property. Borrower further acknowledges, agrees and confirms that Borrower's obligations to Lender under the Note are secured by the Security Instrument.

8. **Other Provisions in Full Force**. Except as specifically provided herein, the Note, the Security Instrument and the other loan documents shall remain in full force and effect in accordance with their original terms and conditions, including, without limitation, those provisions providing for the acceleration of the indebtedness evidenced by the Note.

9. **Release and Waiver of Claims**. As additional consideration for Lender's extension and modification of the terms of the Loan as set forth above, Borrower and Guarantor (collectively the "Releasing Party"), on the Releasing Party's own behalf and on behalf of the Releasing Party's respective representatives, beneficiaries, agents, attorneys, heirs, relatives, administrators, partners and anyone acting at Releasing Party's direction or on Releasing Party's behalf, does hereby relieve, release, discharge and forever hold

harmless Lender and its respective past and present owners, officers, directors, shareholders, investors, representatives, beneficiaries, joint venturers, partners, employees, former employees, managers, accountants, agents, servants, attorneys, benefit plans, insurers, transferees, predecessors in interest, successors, assigns, parent companies, divisions, affiliates and subsidiaries (and owners, stockholders, predecessors, successors, assigns agents, directors, officers, employees, representatives, attorneys, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates), and each of them individually and in their official capacities, and all persons acting by, through, under or in concert with any of them from any and all liability, demands, causes of action, accountings or claims of any nature arising out of the advertising, negotiation, disclosure, underwriting, processing, making, settlement, servicing or any other aspects of the relationship between the parties concerning the Loan, known or unknown, suspected or unsuspected, arising since the Loan was applied for to the present, including claims under the Truth-in-Lending Act, Real Estate Settlement Procedures Act, New York General Business Law, State Real Estate Law and all state and federal statutory, regulatory or case law, but excluding obligations created in this Agreement and the on-going obligations under the Loan. Releasing Party acknowledges that such release includes a waiver of the right to make claims based upon the discovery of new facts and circumstances, and waives the application of any state or federal laws providing for relief from general releases.

Releasing Party hereby waives any provisions of state or federal law which explicitly or implicitly would prevent the application of this Agreement to claims which the Releasing Party does not know or suspect to exist in its favor any time on or prior to the date of executing this Agreement which, if known by the Releasing Party, would have materially affected the Releasing Party's decision to execute this Agreement. For the purposes of implementing a full and complete release and discharge, Releasing Party expressly acknowledges that this Agreement is specifically intended to include in its effect, without limitation, all claims which Releasing Party has but does not or may not know or suspect to exist in its favor at any time on or prior to the date of execution of this Agreement, and that this Agreement extinguishes any and all such claim(s) and Releasing Party indicates that fact by signing its initials here:

Borrower Initials: DS YC

Guarantor Initials: DS YC

10. Advice of Counsel. The Parties hereby represent that they have been advised of the effect of this Agreement by their own attorneys, or that they have had the opportunity to consult with an attorney of their choosing, have investigated the facts and are not relying upon any representation or acknowledgment, whether oral or in writing, of any other party hereto except as contained herein. Further, the Parties expressly waive any right to rescind this Agreement.

11. Further Assurances. The Parties hereto agree to perform such acts and to prepare, execute, and record any documents (if applicable) or stipulations reasonably required to perform the covenants, to satisfy the conditions herein contained, or to give full force and effect to this Agreement.

12. Successor and Third Parties. Each covenant set forth in this Agreement shall inure to the benefit of and be binding upon the Parties and their respective owners, heirs, successors, shareholders, officers, directors, assigns, attorneys, agents, employees, employers, representatives (past and present), and each of them.

13. Meaning of Pronouns and Effect of Captions. As used in this Agreement, the masculine, feminine and/or neuter gender, in the singular or plural, shall be deemed to include the others whenever the text so requires. Captions and paragraph headings are inserted solely for convenience and shall not be deemed to restrict or limit the meaning of text.

14. Counterparts. The terms of this Agreement are contractual and not merely recital. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. This Agreement shall be deemed fully executed and effective when all Parties have executed at least one of the counterparts, even

though no single counterpart bears all such signatures.

15. Modification Only In Writing. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated, except by a subsequently executed instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

16. No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power or remedy which Lender may have, nor shall any such delay be construed to be a waiver of any such right, power, or remedy, or any acquiescence in any breach or default hereunder; nor shall any waiver of any breach or default of any Party hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Lender hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of, any action begun to enforce any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Lender would otherwise have. Any waiver, permit, consent or approval by Lender of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing signed by the Party to be charged and only as to that specific instance.

17. Non-Exclusive Remedies. In the event of a breach of any provision of this Agreement, the Parties, in addition to and not in lieu of the remedies expressly provided in this Agreement, shall be entitled to exercise such remedies that exist at law or equity to enforce this Agreement, including but not limited to seeking specific performance.

18. Waiver of Jury Trial. In an action to enforce the terms hereof, arising out of or involving this Agreement, Lender and Borrower knowingly and voluntarily waive any and all rights each may have to a trial by jury with respect to any action, claim, right, or remedy, whether arising in contract, tort, at law or in equity, under or in connection with this Agreement, or its exhibits and/or any of the other documents, and consent to a court trial before a judge.

19. Attorneys' Fees. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to recover from the unsuccessful party all costs, expenses and reasonable attorneys' fees incurred by the prevailing party (including, without limitations, such costs, expenses and fees on appeal) and, if such prevailing party shall recover judgment in any such action or proceeding, such costs and expenses, including those of expert witnesses and attorneys' fees, shall be included as part of the judgment.

20. Governing Law. This Agreement shall be interpreted, and the rights and duties of the Parties shall be determined, in accordance with the laws of the State of New York.

21. Construction/Severability. If any provision of this Agreement shall be determined to be invalid, void or illegal, such provision shall be construed and amended in a manner which would permit its enforcement but in no event shall such provision effect, impair or invalidate any other provision hereof.

22. Voluntary Agreement. This Agreement was freely and voluntarily entered into by the Parties who each had the opportunity to be represented and advised by counsel with respect to entering into this Agreement.

23. Time Is Of The Essence. As to all obligations hereunder, time is of the essence.

24. Venue. In the event of a suit or other legal proceeding arising out of this Agreement, any such action shall be brought in the courts in the State of New York, and the parties hereto shall submit to the jurisdiction of said Court.

25. **Electronic or Copied Signatures**. The signature of any party hereto delivered via facsimile, e-mail, or other electronic means shall be valid and enforceable as if it were an original.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective on the day and year set forth above.

IT IS SO AGREED.

BORROWER:

LANDA APP 3 LLC
a Delaware limited liability company

By: Landa Holdings, Inc.
a Delaware corporation, is Sole Member and Manager

DocuSigned by:
By: Yshay Cohen
7A8C0261071C4FB...
Name: Yshay Cohen, Authorized Signatory and President

GUARANTOR:

LANDA HOLDINGS, INC.
a Delaware corporation

DocuSigned by:
By: Yshay Cohen
7A8C0261071C4FB...
Name: Yshay Cohen, Authorized Signatory and President

LENDER:

CONVENTUS LLC,
a California limited liability company

DocuSigned by:
By: Omar Goicochea
7FABE0DD1FC8496...
Name: Omar Goicochea, its Authorized Signer

DocuSign

Certificate Of Completion

Envelope Id: 5C09B66AD9EE4321BCA6E01FD09EE12E Status: Completed
Subject: Complete with DocuSign: 3rd Extension Agreement NY 24 Ditmars street-new maturity 5.1.24.pdf
Source Envelope:

Document Pages: 5	Signatures: 3	Envelope Originator:
Certificate Pages: 5	Initials: 2	Servicing Department
AutoNav: Enabled		111 Potrero Avenue
EnvelopeId Stamping: Enabled		San Francisco, CA 94103
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		servicing@cvlending.com
		IP Address: 104.179.128.48

Record Tracking

Status: Original 4/2/2024 12:34:48 PM	Holder: Servicing Department servicing@cvlending.com	Location: DocuSign

Signer Events	Signature	Timestamp
Omar Goicochea omar.goicochea@cvlending.com VP, Servicing & Borrower Advocacy Conventus LLC Security Level: Email, Account Authentication (None)	DocuSigned by: Omar Goicochea 7FABE0DD1FC8496... Signature Adoption: Pre-selected Style Using IP Address: 107.115.159.143 Signed using mobile	Sent: 4/2/2024 1:10:50 PM Viewed: 4/2/2024 1:12:32 PM Signed: 4/2/2024 1:12:46 PM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

Yshay Cohen y@landa.app Security Level: Email, Account Authentication (None)	DocuSigned by: Yshay Cohen 7A8C0261071C4FB... Signature Adoption: Pre-selected Style Using IP Address: 147.235.203.101 Signed using mobile	Sent: 4/2/2024 1:10:51 PM Resent: 4/10/2024 9:57:33 AM Resent: 4/10/2024 3:14:00 PM Viewed: 4/10/2024 3:20:41 PM Signed: 4/10/2024 3:35:35 PM

Electronic Record and Signature Disclosure:
Accepted: 4/3/2024 6:13:36 AM
ID: b0bd53a4-7a39-4e3a-93d7-2026237ae7ed

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Dominic Cione dominic@cvlending.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 4/2/2024 1:10:50 PM Viewed: 4/2/2024 1:11:11 PM

Carbon Copy Events	Status	Timestamp
Suraj Sawhney suraj@cvlending.com Servicing Associate Conventus LLC Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 4/2/2024 1:10:51 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	4/2/2024 1:10:51 PM
Certified Delivered	Security Checked	4/10/2024 3:20:41 PM
Signing Complete	Security Checked	4/10/2024 3:35:35 PM
Completed	Security Checked	4/10/2024 3:35:35 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

CONSUMER DISCLOSURE

From time to time, Conventus (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign, Inc. (DocuSign) electronic signing system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to these terms and conditions, please confirm your agreement by clicking the ‘I agree’ button at the bottom of this document.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after signing session and, if you elect to create a DocuSign signer account, you may access them for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. To indicate to us that you are changing your mind, you must withdraw your consent using the DocuSign ‘Withdraw Consent’ form on the signing page of a DocuSign envelope instead of signing it. This will indicate to us that you have withdrawn your consent to receive required notices and disclosures electronically from us and you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures

electronically from us.

How to contact Conventus:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

To contact us by email send messages to: Shyrose@cvlending.com

To advise Conventus of your new e-mail address

To let us know of a change in your e-mail address where we should send notices and disclosures electronically to you, you must send an email message to us at Shyrose@cvlending.com and in the body of such request you must state: your previous e-mail address, your new e-mail address. We do not require any other information from you to change your email address..

In addition, you must notify DocuSign, Inc. to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail in the DocuSign system.

To request paper copies from Conventus

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an e-mail to Shyrose@cvlending.com and in the body of such request you must state your e-mail address, full name, US Postal address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Conventus

To inform us that you no longer want to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your DocuSign session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an e-mail to Shyrose@cvlending.com and in the body of such request you must state your e-mail, full name, US Postal Address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

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** These minimum requirements are subject to change. If these requirements change, you will be asked to re-accept the disclosure. Pre-release (e.g. beta) versions of operating systems and browsers are not supported.

Acknowledging your access and consent to receive materials electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please verify that you were able to read this electronic disclosure and that you also were able to print on paper or electronically save this page for your future reference and access or that you were able to e-mail this disclosure and consent to an address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format on the terms and conditions described above, please let us know by clicking the ‘I agree’ button below.

By checking the ‘I agree’ box, I confirm that:

- I can access and read this Electronic CONSENT TO ELECTRONIC RECEIPT OF ELECTRONIC CONSUMER DISCLOSURES document; and

- I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and

- Until or unless I notify Conventus as described above, I consent to receive from exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to me by Conventus during the course of my relationship with you.